Exhibit 99.1

Scripps reports second-quarter 2020 results
(Note: During 2019, we acquired eight television stations being divested in the Nexstar/Tribune merger on Sept. 19 and 15 television stations from Cordillera on May 1. Results for the Local Media division are presented below both as reported and on an adjusted combined basis as though all of those station acquisitions had closed on Jan. 1, 2019.)

Aug. 7, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the second quarter of 2020. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the second quarter of 2019.

At the end of the quarter, Scripps’ Stitcher business was classified as held for sale, and its results are included in discontinued operations. All periods have been adjusted to reflect this presentation.

During the second quarter, total revenue was $359 million compared to $320 million in second-quarter 2019.

Loss from continuing operations was $17.5 million or 22 cents per share. In the prior-year quarter, income from continuing operations was $5.8 million or 7 cents per share. Pre-tax costs for the prior-year quarter included $2.8 million of acquisition and related integration costs and $957,000 of restructuring charges that decreased income from continuing operations by $2.8 million, net of taxes, or 3 cents per share.

Business highlights
•Second-quarter Local Media core advertising revenue came in as expected, improving sequentially over the quarter. National Media revenue for Q2 exceeded company expectations, down just 1%, excluding Stitcher results for both periods. In March, the pandemic began to significantly impact the U.S. economy, and the company’s second-quarter financial results have been affected by these conditions.
•After a strategic review, Scripps entered into an agreement with SiriusXM to sell its podcast industry-leader, Stitcher, for $325 million including $60 million in earnouts. It is the largest transaction in the industry’s history and a return of more than double Scripps’ investment since it entered podcasting five years ago. Pending regulatory clearance, the sale is expected to close in the third quarter.
•Nexstar Media Group informed Scripps that it had transferred its option to purchase the New York City CW affiliate WPIX to Mission Broadcasting Inc. Mission then exercised the option to purchase the station for $75 million plus about $5 million in interest that accrues by closing. Pending regulatory approval, that deal is expected to close by year end.
•On July 25, the local television stations in Scripps’ 42 markets went dark for Dish customers after Dish failed to agree to a new contract with fair and reasonable terms for both parties. This is Scripps’ first blackout with a distributor.
•Meanwhile, Scripps has completed two key distributor negotiations this year covering 30% of its subscriber households. Dish customers account for an additional 10% of Scripps subscribers. Scripps also reset its Comcast contract on Jan. 1.

•Political advertising revenue for the second quarter outpaced company expectations, coming in at $13.4 million, and the company has raised its 2020 election-year expectations to more than $200 million.
•Scripps’ workforce continues to operate remotely with minimal impact to business continuity.
•Viewers in Scripps’ markets across the country joined the company, the Scripps Howard Foundation and the Scripps Family Impact Fund in contributing more than $2 million to food banks that are working to alleviate growing food insecurity across the U.S. during the pandemic.

Commenting on recent business highlights, Scripps President and CEO Adam Symson said:

“In early March, the onset of a global pandemic caused business disruptions that nearly brought the advertising marketplace to a halt. The death of George Floyd sparked historic levels of public protest and conversation about systemic racism and police conduct. Both of these events created opportunity and challenge for our local and national newsrooms and workforce as they navigated COVID-19 and unrest to deliver important stories to their communities.

“Even in the midst of the pandemic, we continued our work to transform Scripps into a higher performing company focused on shareholder value creation. In mid-July, we announced the sale of our thriving podcast business, Stitcher, as well as of WPIX in New York, we raised our expectations for political-year ad revenue, and we significantly improved our financial profile. We were pleased to deliver second-quarter core ad revenue performance in line with our peers at 37%, if you back out the results of WPIX and the loss of their baseball game revenue. And, most recently, we were forced to go dark on the Dish Network – Scripps’ first distributor blackout. But despite it all, we were well positioned to weather the challenging economic environment because of strategic decisions we had made many months before.

“The sale of Stitcher came after a strategic review process that began last winter as we evaluated the changing podcasting landscape. We came to realize that Stitcher and its employees would best succeed as part of a larger, audio-focused company. Our foresight and vision for Stitcher and the podcast industry resulted in a sale that returns double our total investment in podcasting. The successful sale of Stitcher also is a strong affirmation of our national media strategy, whose paths to value creation have always included organic growth, exits and spinoffs. We remain firmly committed to our National Media strategy, to the five Katz networks, Newsy and Triton, and to the promise that lies ahead in over-the-top and over-the-air television as well as digital audio.

“In addition, our financial durability has been bolstered by our commitment to improving the company’s short-term operating performance as we create long-term value. More than doubling the size of our Local Media portfolio last year means our station group today is more effective, more efficient and operating with greater strength. We expanded our portfolio ahead of the opportunity we knew we would have to renegotiate 40% of our pay TV subscriber households this year. While we have secured contracts with 30% now, our blackout with Dish came before we had even begun to negotiate household rates. Unfortunately, we were left with no recourse. Dish has insisted on replacing standard contract terms with new terms distinctly off-market and in their favor. These new lines in the sand are totally unacceptable, and we hope Dish will soon begin to show concern for its customers and adopt a more reasonable position.”

Second-quarter operating results
Revenue was $359 million, an increase of 12% or $38.5 million from the prior-year quarter. That includes incremental revenue from the television stations acquired from Cordillera Communications on May 1 and from the Nexstar transaction with Tribune on Sept. 19, totaling $55.7 million. Political revenue in the quarter was $13.4 million.

Costs and expenses for segments, shared services and corporate were $329 million, up from $269 million in the year-ago quarter, reflecting the impact of the acquisitions, higher network programming fees and investment in programming at the Katz networks.

Second-quarter 2020 results by segment compared to prior-period amounts were:

Local Media - As Reported Basis
Revenue from Local Media was $277 million, up 17% from the prior-year quarter.

Retransmission revenue increased 56% to $142 million. During 2020, Scripps has renegotiated retransmission consent contracts covering more than 30% of its subscribers. In addition, on Dec. 31, 2019, the company’s agreement with Comcast reset, covering 5.5 million households.

Core advertising revenue decreased 17% to $117 million. Weakness in economic conditions that began toward the end of the first quarter, reflecting the impact of the COVID-19 pandemic, negatively affected spending from our advertisers. We began to see cancellations late in the first quarter. Second-quarter results were significantly impacted by the economic downturn, with the greatest impact in April. We saw improvements in advertising revenue from April to May and from May to June.

Second-quarter political revenue was $13.4 million during this election year, compared to $2.1 million in the prior-year quarter.

Total segment expenses increased 34% to $244 million, primarily driven by increases in programming fees tied to network affiliation agreements and the impact of the television stations acquired from Cordillera and Nexstar/Tribune.

Segment profit was $32.3 million, compared to $54.3 million in the year-ago quarter.

Local Media - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for Local Media revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2019. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Adjusted combined revenue from Local Media was $277 million, down $35.9 million or 12% from the prior-year quarter. Political advertising revenue was $13.4 million in the second quarter.

Core advertising decreased 39%. Second-quarter results were significantly impacted by the economic downturn, reflecting the impact of the COVID-19 pandemic, with the greatest impact in April. We saw improvements in advertising revenue from April to May and from May to June.

Retransmission revenue was up 27%.

Total segment expenses on an adjusted combined basis decreased 3% and were down 10% when excluding programming expenses. In response to the weakened economic conditions created by COVID-19, the division implemented various cost-savings initiatives through reductions in capital expenses and other general expense reductions in areas of travel, entertainment and marketing.

Adjusted combined segment profit was $32.3 million, compared to $60.5 million in the year-ago quarter.

National Media - As Reported Basis
Revenue from National Media was $80.5 million, down from $81.4 million in the prior-year quarter.

Expenses for National Media were $70.2 million, up from $69.3 million in the prior-year quarter. In response to the weakened economic conditions created by COVID-19, the division implemented various general expense reductions, which is why expenses only increased 1.3% year over year.

Segment profit was $10.3 million, compared to $12.1 million in the 2019 quarter.

Financial condition
On June 30, cash and cash equivalents totaled $98.9 million while total debt was $2 billion.

The company made dividend payments totaling $8.3 million during the year and had previously indicated it is not buying back shares.

Scripps has suspended issuing new guidance because of the economic uncertainty caused by the COVID-19 pandemic. However, in an effort to provide insights that reflect the current state of affairs and the company’s financial outlook, the second-quarter 10-Q and the earnings call remarks include details about where the company stands operationally and financially, how it is responding to COVID-19 by protecting the well-being of its workforce, and how its operations and financial condition may change as efforts progress to fight COVID-19. In addition, the 10-Q, which will be filed on Aug. 7, includes disclosures related to the outbreak.

Year-to-date operating results
The following comparisons are for the period ending June 30, 2020:

In 2020, revenue was $773 million, which compares to revenue of $597 million in 2019. The 2020 period includes incremental revenue from the television stations acquired from Cordillera Communications on May 1 and from the Nexstar transaction with Tribune on Sept. 19, totaling $152 million. Political revenue was $32.1 million during this election year, compared to $3 million in the prior-year period.

Costs and expenses for segments, shared services and corporate were $689 million, up from
$518 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and the annualization of affiliate fees tied to increased distribution of Court TV.

Loss from continuing operations was $24.7 million or 30 cents per share. Pre-tax costs for 2020 included $5.1 million of acquisition and related integration costs that increased the loss by $3.8 million, net of taxes, or 5 cents per share. In the prior-year period, income from continuing operations was $2.5 million or 3 cents per share. Pre-tax costs for the prior-year period included $6.3 million of acquisition and related integration costs and $1.9 million of restructuring charges that decreased income from continuing operations by $6.1 million, net of taxes, or 8 cents per share.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (877) 226-8216 (U.S.) or (409) 207-6983 (international) and give the access code 5646140 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Aug. 7 until midnight Aug. 21. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 3800602.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K and Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019

Operating revenues	$358,883	$320,428	$773,106	$597,487
Segment, shared services and corporate expenses	(329,160)	(268,606)	(688,771)	(518,493)
Acquisition and related integration costs	(221)	(2,788)	(5,131)	(6,268)
Restructuring costs	—	(957)	—	(1,895)
Depreciation and amortization of intangible assets	(26,645)	(19,532)	(53,990)	(36,538)
Gains (losses), net on disposal of property and equipment	(1,307)	(144)	(2,740)	(317)
Operating expenses	(357,333)	(292,027)	(750,632)	(563,511)
Operating income	1,550	28,401	22,474	33,976
Interest expense	(22,999)	(18,023)	(48,797)	(26,939)
Defined benefit pension plan expense	(1,026)	(1,564)	(2,052)	(3,136)
Miscellaneous, net	(1,552)	369	(438)	(431)
Income (loss) from continuing operations before income taxes	(24,027)	9,183	(28,813)	3,470
(Provision) benefit for income taxes	6,515	(3,385)	4,103	(992)
Income (loss) from continuing operations, net of tax	(17,512)	5,798	(24,710)	2,478
Loss from discontinued operations, net of tax	(4,531)	(6,164)	(9,142)	(9,658)
Net loss	$(22,043)	$(366)	$(33,852)	$(7,180)

Net income (loss) per diluted share of common stock:
Income (loss) from continuing operations	$(0.22)	$0.07	$(0.30)	$0.03
Loss from discontinued operations	(0.06)	(0.07)	(0.11)	(0.12)
Net loss per diluted share of common stock:	$(0.27)	$(0.01)	$(0.42)	$(0.09)

Weighted average diluted shares outstanding	81,418	81,196	81,248	81,148
See notes to results of operations.
Net income per share amounts may not foot since each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our 60 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 13 CW affiliates - five on full power stations and eight on multicast; two MyNetworkTV affiliates; two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our National Media segment includes our collection of national brands. Our national brands include Katz, Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Local Media	$276,747	$236,715	16.9%	$598,551	$440,102	36.0%
National Media	80,503	81,439	(1.1)%	171,422	153,652	11.6%
Other	1,633	2,274	(28.2)%	3,133	3,733	(16.1)%
Total operating revenues	$358,883	$320,428	12.0%	$773,106	$597,487	29.4%

Segment profit (loss):
Local Media	$32,260	$54,329	(40.6)%	$88,237	$88,502	(0.3)%
National Media	10,282	12,097	(15.0)%	27,741	21,687	27.9%
Other	104	(1,485)		(66)	(1,918)	(96.6)%
Shared services and corporate	(12,923)	(13,119)	(1.5)%	(31,577)	(29,277)	7.9%
Acquisition and related integration costs	(221)	(2,788)		(5,131)	(6,268)
Restructuring costs	—	(957)		—	(1,895)
Depreciation and amortization of intangible assets	(26,645)	(19,532)		(53,990)	(36,538)
Gains (losses), net on disposal of property and equipment	(1,307)	(144)		(2,740)	(317)
Interest expense	(22,999)	(18,023)		(48,797)	(26,939)
Defined benefit pension plan expense	(1,026)	(1,564)		(2,052)	(3,136)
Miscellaneous, net	(1,552)	369		(438)	(431)
Income (loss) from continuing operations before income taxes	$(24,027)	$9,183		$(28,813)	$3,470

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Core advertising	$116,749	$139,738	(16.5)%	$277,271	$253,142	9.5%
Political	13,368	2,115		32,088	2,995
Retransmission	142,268	91,464	55.5%	279,466	176,841	58.0%
Other	4,362	3,398	28.4%	9,726	7,124	36.5%
Total operating revenues	276,747	236,715	16.9%	598,551	440,102	36.0%
Segment costs and expenses:
Employee compensation and benefits	102,924	82,790	24.3%	214,520	157,701	36.0%
Programming	101,250	61,756	64.0%	203,523	122,473	66.2%
Other expenses	40,313	37,840	6.5%	92,271	71,426	29.2%
Total costs and expenses	244,487	182,386	34.0%	510,314	351,600	45.1%
Segment profit	$32,260	$54,329	(40.6)%	$88,237	$88,502	(0.3)%

Operating results for our National Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Katz	$55,793	$56,505	(1.3)%	$121,684	$106,900	13.8%
Newsy	10,859	11,395	(4.7)%	21,723	19,773	9.9%
Triton	10,455	9,902	5.6%	20,802	20,364	2.2%
Other	3,396	3,637	(6.6)%	7,213	6,615	9.0%
Total operating revenues	80,503	81,439	(1.1)%	171,422	153,652	11.6%
Segment costs and expenses:
Employee compensation and benefits	16,057	16,066	(0.1)%	33,753	31,521	7.1%
Programming	30,493	28,237	8.0%	59,899	55,008	8.9%
Other expenses	23,671	25,039	(5.5)%	50,029	45,436	10.1%
Total costs and expenses	70,221	69,342	1.3%	143,681	131,965	8.9%
Segment profit	$10,282	$12,097	(15.0)%	$27,741	$21,687	27.9%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2020	As of December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$98,933	$32,968
Other current assets	421,609	509,683
Assets held for sale	96,035	101,266
Total current assets	616,577	643,917
Investments	13,357	8,375
Property and equipment	369,869	370,378
Operating lease right-of-use assets	122,721	128,192
Goodwill	1,226,222	1,224,679
Other intangible assets	1,033,334	1,060,675
Programming (less current portion)	133,077	96,256
Deferred income taxes	13,334	12,306
Miscellaneous	19,354	17,079
TOTAL ASSETS	$3,547,845	$3,561,857

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$49,053	$28,441
Unearned revenue	9,371	10,704
Current portion of long-term debt	10,612	10,612
Accrued expenses and other current liabilities	203,484	239,548
Liabilities held for sale	19,082	22,727
Total current liabilities	291,602	312,032
Long-term debt (less current portion)	1,952,047	1,904,418
Other liabilities (less current portion)	440,582	447,472
Total equity	863,614	897,935
TOTAL LIABILITIES AND EQUITY	$3,547,845	$3,561,857

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$(17,512)	$5,798	$(24,710)	$2,478
Less income allocated to RSUs	—	(98)	—	(37)
Numerator for basic and diluted earnings per share from continuing operations	$(17,512)	$5,700	$(24,710)	$2,441
Denominator
Basic weighted-average shares outstanding	81,418	80,822	81,248	80,748
Effective of dilutive securities:
Restricted stock units	—	374	—	400
Diluted weighted-average shares outstanding	81,418	81,196	81,248	81,148

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the 2019 television station acquisitions have on our Local Media segment, and to provide meaningful period over period comparisons, we are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to present certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the acquired Cordillera and Nexstar-Tribune television stations’ historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps.
Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the performance of the Local Media segment. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media results across historical periods and providing a focus on the underlying ongoing operating performance of the segment.
The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisitions of the Cordillera and Nexstar-Tribune broadcast operations had occurred on January 1, 2019. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Core advertising	$116,749	$192,570	(39.4)%	$277,271	$367,290	(24.5)%
Political	13,368	2,452		32,088	3,640
Retransmission	142,268	112,374	26.6%	279,466	226,074	23.6%
Other	4,362	5,278	(17.4)%	9,726	10,919	(10.9)%
Total operating revenues	276,747	312,674	(11.5)%	598,551	607,923	(1.5)%
Segment costs and expenses:
Employee compensation and benefits	102,924	107,305	(4.1)%	214,520	216,892	(1.1)%
Programming	101,250	92,879	9.0%	203,523	178,440	14.1%
Other expenses	40,313	51,980	(22.4)%	92,271	103,031	(10.4)%
Total costs and expenses	244,487	252,164	(3.0)%	510,314	498,363	2.4%
Segment profit	$32,260	$60,510	(46.7)%	$88,237	$109,560	(19.5)%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment with the 2019 television station acquisitions.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019

Local Media operating revenues, as reported	$276,747	$236,715	$598,551	$440,102
Cordillera TV stations acquisition	—	12,412	—	47,952
Nexstar-Tribune stations acquisition	—	71,349	—	136,028
Other revenue adjustments (1)	—	(7,802)	—	(16,159)
Local Media adjusted combined operating revenues	$276,747	$312,674	$598,551	$607,923

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019

Local Media segment profit, as reported	$32,260	$54,329	$88,237	$88,502
Cordillera TV stations acquisition	—	2,828	—	10,753
Nexstar-Tribune stations acquisition	—	11,155	—	26,464
Other revenue adjustments (1)	—	(7,802)	—	(16,159)
Local Media adjusted combined segment profit	$32,260	$60,510	$88,237	$109,560

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.

DISCONTINUED OPERATIONS – STITCHER

On July 10, 2020, we entered into an agreement with SiriusXM to sell our Stitcher podcasting business. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2020. Beginning in the second quarter of 2020, Stitcher’s results of operations have been retrospectively presented as discontinued operations within our consolidated financial statements for all periods. The results of the Stitcher business are also excluded from National Media’s segment results for all periods presented.

Quarterly operating results excluding Stitcher from our National Media segment results are as follows:

	2020	2019
(in thousands)	Q1	Q1	Q2	Q3	Q4	Total

Segment operating revenues:
Katz	$65,891	$50,395	$56,505	$55,546	$64,589	$227,035
Newsy	10,864	8,378	11,395	9,945	13,307	43,025
Triton	10,347	10,462	9,902	10,031	10,670	41,065
Other	3,817	2,978	3,637	2,763	3,171	12,549
Total operating revenues	90,919	72,213	81,439	78,285	91,737	323,674
Segment costs and expenses:
Employee compensation and benefits	17,696	15,455	16,066	16,424	16,316	64,261
Programming	29,406	26,771	28,237	30,198	36,463	121,669
Other expenses	26,358	20,397	25,039	21,936	27,206	94,578
Total costs and expenses	73,460	62,623	69,342	68,558	79,985	280,508
Segment profit	$17,459	$9,590	$12,097	$9,727	$11,752	$43,166